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                                                                     Exhibit 3.2


                               ARTICLES OF AMENDMENT
                                       TO THE
                         RESTATED ARTICLES OF INCORPORATION
                                         OF
                                 SUN APPAREL, INC.


                         ---------------------------------

                          Pursuant to Section 4.04 of the
                           Texas Business Corporation Act

                         ---------------------------------


          Sun Apparel, Inc., a Texas corporation (hereinafter called the "Corporation"), does hereby certify as follows:

          FIRST: Article Four of the Corporation's Restated Articles of Incorporation is hereby amended to read in its entirety as set forth below:

          The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one million five hundred thousand (1,500,000) shares, consisting of one million (1,000,000) shares of Common Stock without par value, and five hundred thousand (500,000) shares of Preferred Stock with a par value of $1.00 per share.

          The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or


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          other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the laws of the State of Texas, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

          SECOND: Article Six of the Corporation's Restated Articles of Incorporation is hereby amended to read in its entirety as set forth below:

          Except as otherwise agreed to by the Corporation, the pre-emptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe for or acquire shares is hereby expressly denied.

          THIRD: Article Nine of the Corporation's Restated Articles of Incorporation is hereby amended to read in its entirety as set forth below:


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          The post office address of the registered office of the Corporation is
          11201 Armour Drive, in the City of El Paso, County of El Paso, and the name of its registered agent at said address is Dona Fisher.

          FOURTH: As of the date hereof, there are 3,780 shares outstanding and all of such shares are entitled to vote on the foregoing amendments.

          FIFTH: The foregoing amendments were unanimously approved by the shareholders.

          SIXTH:  The foregoing amendments were duly adopted in accordance with
Section 4.04 of the Texas Business Corporation Act.















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          IN WITNESS WHEREOF, Sun Apparel, Inc. has caused this Certificate to be duly executed in its corporate name this 26th day of September, 1997.


                              SUN APPAREL, INC.


                              By:
                                 -------------------------
                                 Name:
                                 Title: